EXHIBIT 5.1

[HALE AND DORR LLP LETTERHEAD]

5 March 2004

Bookham Technology plc
90 Milton Park, Abingdon
Oxfordshire OX14 4RY England

Re:	New Focus, Inc. 1990 Incentive Stock Plan, as amended
New Focus, Inc. 1998 Stock Plan
New Focus, Inc. 1999 Stock Plan
New Focus, Inc. 2000 Director Stock Option Plan, as amended
New Focus, Inc. 2000 Stock Plan, as amended

Dear Sirs,

        We have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to an aggregate of 6,358,319 ordinary shares 1/3p nominal value per share (the "Shares") in the capital of Bookham Technology plc, a public limited company incorporated under the laws of England and Wales (the "Company") to be issued pursuant to the assumption of options ("Assumed Options") originally granted under (i) the New Focus, Inc. 1990 Incentive Stock Plan, as amended, (ii) the New Focus, Inc. 1998 Stock Plan, (iii) the New Focus, Inc. 1999 Stock Plan, (iv) the New Focus, Inc. 2000 Director Stock Option Plan, as amended, and (v) the New Focus, Inc. 2000 Stock Plan, as amended.

        We have examined the memorandum of association and the articles of association of the Company, each as amended to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and shareholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

        In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents. We have also assumed that the meetings referred to above were duly convened and constituted, that the directors present at the board meetings were duly appointed, holding office at the date of the relevant meetings, that the relevant quorums were present at all meetings and that none of the resolutions passed at the relevant meetings have been (or will, prior to the issue of the relevant Shares, be) revoked, replaced or amended.

        We assume that the appropriate action will be taken, prior to the issue of any Shares in accordance with the Plans, to register and qualify those Shares for issue under all applicable state securities or "blue sky" laws.

        We express no opinion herein as to the laws of any jurisdiction other than England and Wales.

        It is understood that this opinion is to be used only in connection with the issue of Shares while the Registration Statement is in effect.

        Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

        Based on the foregoing, we are of the opinion that the Company has taken all corporate action necessary to issue the Shares pursuant to the valid exercise of the Assumed Options and that, when such Shares are issued and paid for in accordance with the terms of the Assumed Options, the Shares will be validly issued, fully paid and not subject to any call for the payment of further capital.

        We hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                      Yours faithfully,

                      /s/ Hale and Dorr LLP

                      HALE AND DORR LLP